Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2024, except for Note 2.2, as to which the date is April 9, 2025, with respect to the consolidated financial statements of Lifezone Metals Limited for the year ended December 31, 2023 included in the Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton
Grant Thornton
Dublin, Ireland

July 29, 2026